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Exhibit 3.2

ARTICLES OF AMENDMENT
OF
RESTATED
ARTICLES OF INCORPORATION
OF
STERLING FINANCIAL CORPORATION

        The undersigned officers of Sterling Financial Corporation (the "Corporation"), on behalf of the Corporation, do hereby certify that the following correctly sets forth amendments to the Restated Articles of Incorporation of the Corporation.

        A.    The name of this Corporation (the "Corporation") is Sterling Financial Corporation.

        B.    The Restated Articles of Incorporation of the Corporation are hereby amended as follows:

          1.    Articles VI through XII of the Restated Articles of Incorporation are hereby renumbered as Articles VII through XIII.

          2.    A new Article VI is hereby added and reads as follows:

ARTICLE VI

        The Corporation shall have the authority to issue a series of Preferred Stock designated as "$1.8125 Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"). Shares of Series A Preferred Stock shall have a preference upon liquidation, dissolution or winding up of the Corporation of $25.00 per share. The number, powers, preferences, relative rights and qualifications of the Series A Preferred Stock shall be as follows:

        1.    Number.    The number of shares constituting such series shall be One Million Eight Hundred Forty Thousand (1,840,000). The Board of Directors may, after the issuance of Series A Preferred Stock, decrease, but not be decreased below the number of shares of Series A Preferred Stock then outstanding, the authorized number of shares of Series A Preferred Stock without shareholder action in accordance with the Washington Business Corporation Act.

        2.    Rank.    The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Corporation, rank prior to the Corporation's Common Stock, par value $1.00 per share (the "Common Stock"), and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, (the Common Stock and such other classes and series of equity securities collectively referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Corporation ranking on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation (the "Parity Stock").

        3.    Dividends.

          (a)  Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor, cumulative quarterly cash dividends at the annual rate of $1.8125 per share, in preference to and in priority over any dividends with respect to the Junior Stock.

          (b)  Dividends on the outstanding shares of Series A Preferred Stock shall begin to accrue and be cumulative (regardless of whether such dividends shall have been declared by the Board of Directors) from and including the earliest date of original issuance of any of the shares of the Series A Preferred Stock, and shall be payable in arrears on June 30, September 30, December 31 and March 31 of each year (each of such dates a "Dividend Payment Date") commencing June 30, 1994. Each such dividend shall be payable to the holders of record as they appear on the stock books of the Corporation at the close of business on record dates not more than thirty (30) calendar days and not less than ten (10) calendar days preceding the Dividend Payment Dates therefor, as are determined by the Board of Directors (each of such dates a "Record Date"). In any case where the date fixed for any dividend or other payment or payments with respect to the Series A Preferred Stock shall not be a Business Day (as defined below), then such payments need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date fixed therefor, without interest. The term "Business Day" shall mean any day except a Saturday, a Sunday or a day on which banking institutions are authorized or required by law to close in the State of Washington.

          (c)  The amount of any dividends "accumulated" on any share of Series A Preferred Stock at any Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon (regardless of whether declared) to and excluding such Dividend Payment Date. The amount of any dividends "accumulated" on any share of Series A Preferred Stock at any date other than a Dividend Payment Date shall be deemed to be the amount of any unpaid dividends accrued thereon (regardless of whether declared), to and excluding the last preceding Dividend Payment Date plus an amount (regardless of whether declared), calculated on the basis of the annual dividend rate for the period from and including such last preceding Dividend Payment Date to and excluding the date as of which the calculation is made. The amount of dividends payable with respect to a full quarterly dividend period on outstanding shares of Series A Preferred Stock shall be computed by dividing the annual dividend rate by four and the amount of dividends payable for any period shorter than a full quarterly dividend period (including the initial dividend period) shall be computed on the basis of thirty (30)-day months, a three hundred sixty (360)-day year and the actual number of days elapsed in the period.

          (d)  So long as the shares of Series A Preferred Stock shall be outstanding, if (i) the Corporation shall be in default or in arrears with respect to the payment of dividends (regardless of whether declared) on any outstanding shares of Series A Preferred Stock or any other classes or series of equity securities of the Corporation other than Junior Stock or (ii) the Corporation shall be in default or in arrears with respect to the mandatory or optional redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the redemption, purchase or other acquisition, retirement or other requirement of, or with respect to, any shares of the Series A Preferred Stock or any other classes or series of equity securities of the Corporation other than Junior Stock, then the Corporation may not (A) declare, pay or set apart for payment any dividends on any shares of Junior Stock; (B) make any payment on account of, or set apart payment for, the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any shares of Junior Stock or any warrants, rights, calls or options exercisable, or exchangeable for or convertible into Junior Stock; (C) make any distribution in respect of any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Junior Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property, other than dividends or distributions of Junior Stock which is neither convertible into nor exchangeable or exercisable for any securities of the Corporation other than Junior Stock or rights, warrants, options or calls exercisable or exchangeable for or convertible into Junior Stock; or (D) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem, from any nonaffiliated party, any shares of Junior Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into shares of Junior Stock.

          (e)  Dividends in arrears with respect to the outstanding shares of Series A Preferred Stock may be declared and paid or set apart for payment at any time and from time to time, without reference to any regular Dividend Payment Date, to holders of record as they appear on the stock books of the Corporation at the close of business on the Record Date established with respect to such payment in arrears. If there shall be outstanding shares of Parity Stock, and if the payment of dividends on any shares of the Series A Preferred Stock or the Parity Stock is in arrears, the Corporation, in making any dividend payment on account of any shares of the Series A Preferred Stock or Parity Stock, shall make such payment ratably upon all outstanding shares of the Series A Preferred Stock and Parity Stock in proportion to the respective amounts of accumulated dividends in arrears upon such shares of the Series A Preferred Stock and Parity Stock to the date of such dividend payment. Holders of any shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, obligations or securities of the Corporation or other property, in excess of the accumulated dividends on shares of Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or other payment or payments which may be in arrears with respect to the Series A Preferred Stock. All dividends paid with respect to the Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.

          (f)    Subject to the foregoing provisions hereof and applicable law, the Board of Directors (i) may declare and the Corporation may pay or set apart for payment dividends on any Junior Stock or Parity Stock, (ii) may make any payment on account of or set apart payment for a sinking fund or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, (iii) may make any distribution in respect to any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, whether directly or indirectly, and whether in cash, obligations or securities of the Corporation or other property and (iv) may purchase or otherwise acquire, redeem or retire any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Stock or Parity Stock, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

        4.    Voting Rights.    The holders of Series A Preferred Stock shall have no right to vote for any purpose, except as required by applicable law and except as provided in this Section 4.

          (a)  So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote of the holders of at least a majority (or such greater number as required by applicable law) of the votes cast with respect to the then outstanding Series A Preferred Stock, voting separately as one class, at a meeting duly held for that purpose, shall be necessary to (i) create, authorize or issue or increase the authorized or issued amount of any class or series of equity securities of the Corporation (A) which rank prior to the Series A Preferred Stock as to dividend rights or rights upon liquidation, winding up or dissolution of the Corporation or (B) which possess rights which may allow for voting separately as one class with the Series A Preferred Stock other than with respect to the election of directors pursuant to the provisions hereof on a basis of one vote or less for each Twenty-five Dollars ($25.00) of liquidation preference thereof or (ii) repeal, amend or otherwise change any of the provisions of the Restated Articles of Incorporation in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock. For purposes of clause (ii) in the preceding sentence, the increase (including the creation or authorization) or decrease in the amount of authorized capital stock of any class or series (including Preferred Stock of the Corporation, par value $1.00 per share (the "Preferred Stock"), but excluding the Series A Preferred Stock) or any increase, decrease or change in the par value of any such class or series of authorized capital stock of the Corporation other than the Series A Preferred Stock shall not be deemed to be an amendment which adversely affects the powers, preferences, or voting power or other rights or privileges of shares of Series A Preferred Stock.

          (b)  If at any time the payment of dividends (regardless of whether declared) aggregating an amount at least equal to six (6) full quarterly dividends (whether or not consecutive) (or if dividends are payable other than on a quarterly basis the number of dividend periods, whether or not consecutive, containing in the aggregate not less than five hundred forty (540) calendar days) on the then outstanding shares of Series A Preferred Stock or any other Parity Stock which by its terms provides for voting rights similar to those of the Series A Preferred Stock (the "Voting Parity Stock") shall be in arrears or in default, then immediately prior to the next annual meeting of shareholders, the number of members of the Board of Directors shall, without further action, be increased by two (2) directors. The holders of the outstanding Series A Preferred Stock together with the holders of the Voting Parity Stock shall have the exclusive right, voting separately as one class, to fill such newly created directorships (the other directors to be elected by the classes or series of stock entitled to vote therefor) at each meeting of shareholders duly held for the purpose of electing directors. Unless otherwise required by applicable law, the persons to be elected to such newly created directorships shall not become members of any class of the classified directors of the Corporation that may otherwise be required by the Restated Articles of Incorporation or bylaws of the Corporation with respect to the directors to be elected by the classes or series of stock entitled to vote therefor. If applicable law requires that the persons to be elected to such newly created directorships become members of one or more classes of the classified directors of the Corporation, then the Board of Directors shall use its best efforts to take any and all actions that would lawfully permit the Series A Preferred Stock and the Voting Parity Stock, voting separately as one class, to timely exercise the full voting rights contemplated hereby to elect such directors, which will include, if necessary, taking action to increase the authorized number of directors standing for election at such next annual meeting of shareholders or seeking to amend, alter or change certain provisions of the Restated Articles of Incorporation and bylaws of the Corporation. If any one or more of such actions will enable the Series A Preferred Stock to lawfully exercise the full voting rights contemplated hereby to elect such directors, then the Board of Directors shall have the discretion as to which of such actions will be taken.

          (c)  Whenever such voting rights with respect to the Series A Preferred Stock shall have vested, such right may only be exercised initially at the next succeeding annual meeting of shareholders held for the purpose of electing directors, and thereafter may be exercised only at such duly held meetings of the holders of the Series A Preferred Stock and the Voting Parity Stock. Such voting right shall continue until such time as the Corporation shall no longer be in arrears or in default in respect of the payment of dividends on any and all outstanding Series A Preferred Stock and the Voting Parity Stock, at which time such voting right of the holders of the Series A Preferred Stock and the Voting Parity Stock shall, without further action, terminate, subject to revesting in the event of each and every subsequent failure of the Corporation to pay such dividends for the requisite number of periods as described above.

          (d)  At any meeting duly held for the purpose of electing directors at which the holders of the Series A Preferred Stock and the Voting Parity Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least a majority of the votes entitled to be cast at such meeting with respect to the then outstanding shares of the Series A Preferred Stock and the Voting Parity Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum with respect to the Series A Preferred Stock and the Voting Parity Stock shall not prevent the election of directors other than those to be elected by the holders of the Series A Preferred Stock and the Voting Parity Stock and the absence of a quorum or quorums with respect to the stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Series A Preferred Stock and the Voting Parity Stock and (ii) in the absence of a quorum with respect to the Series A Preferred Stock and the Voting Parity Stock, a majority of the votes entitled to be cast at such meeting with respect to the Series A Preferred Stock and the Voting Parity Stock, present in person or by proxy, shall have the power to adjourn the meeting for the election of directors which the holders of shares of the Series A Preferred Stock and the Voting Parity Stock may be entitled to elect, from time to time, without notice except as required by applicable law other than announcement at the meeting, until a quorum shall be present.

          (e)  The term of office of all directors elected by the holders of the Series A Preferred Stock and the Voting Parity Stock in office at any time when the aforesaid voting right is vested in such holders shall terminate upon the election of their successors at any meeting of shareholders for the purpose of electing directors; provided, however, that, without further action but subject to applicable law, any director who shall have been elected by holders of the Series A Preferred Stock and the Voting Parity Stock or appointed to fill a vacancy among such directors as provided herein may be removed at any time, either with or without cause, by the affirmative vote of the holders of at least a majority of the votes cast with respect to the then outstanding shares of the Series A Preferred Stock and the Voting Parity Stock, voting separately as one class, at a duly held shareholders meeting. Upon any termination of the aforesaid voting right in accordance with the provisions of this Section 4, the term of office of all directors elected by the holders of the Series A Preferred Stock and the Voting Parity Stock pursuant hereto and then in office shall, without further action, thereupon immediately terminate; provided, however, that if such directors were required by applicable law to be members of any of the classes of the classified directors of the Corporation and if such directors' terms did not expire in accordance with the immediately preceding clause, then, subject to applicable law, such directors shall, upon termination of the aforesaid voting right, be automatically removed from office without further action or, if such removal is not permitted by applicable law, then such directors shall thereupon immediately resign. Upon termination of the aforesaid voting right and the expiration of the term, the removal or the resignation of the directors so elected, as the case may be, the number of directors constituting the Board of Directors shall, without further action, immediately be reduced accordingly, subject always to the increase of the number of directors pursuant hereto in case of the future right of such holders of the Series A Preferred Stock and the Voting Parity Stock to elect directors as provided herein.

          (f)    Unless otherwise required by applicable law, in case of any vacancy occurring among the directors so elected, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant and, in case all directors so elected by the holders of the Series A Preferred Stock and the Voting Parity Stock shall cease to serve as directors before their terms shall expire, the holders of the Series A Preferred Stock and the Voting Parity Stock then outstanding may, at a meeting of such holders duly held, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

          (g)  In all elections of directors by the holders of the Series A Preferred Stock and the Voting Parity Stock pursuant to this Section 4, every holder of such stock entitled to vote at such elections shall have the right to vote in person or by proxy the number of shares of stock owned by such shareholder for as many persons as there are directors to be elected. In connection with any other matter on which holders of the Series A Preferred Stock may be entitled to vote including, without limitation, any matter on which the holders of the Series A Preferred Stock are entitled to vote as a class or otherwise pursuant to applicable law or the provisions of the Restated Articles of Incorporation of the Corporation, each holder of the Series A Preferred Stock shall be entitled to one (1) vote for each share of Series A Preferred Stock held by such shareholder. No cumulative voting will be permitted in connection with any matter on which holders of the Series A Preferred Stock may be entitled to vote.

          (h)  The directors elected by the holders of the Series A Preferred Stock and the Voting Parity Stock in accordance with the foregoing provisions shall be entitled to one (1) vote per director on any matter.

        5.    Optional Redemption.

          (a)  The Series A Preferred Stock shall not be redeemable before April 30, 1997, unless the Market Price (as defined below) of the Common Stock has equaled or exceeded one hundred fifty percent (150%) of the then effective Conversion Price (as defined below) per share of Common Stock for at least twenty (20) trading days within a period of thirty (30) consecutive trading days ending not more than five (5) trading days prior to the date of mailing of the notice of redemption. The term "Market Price" shall mean the mean between the closing bid and ask price on each relevant date (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a share as quoted on the Nasdaq National Market or any similar system then in use or, if no such quotations are available, the term "Market Price" will be as determined in good faith by the Board of Directors (which determination shall be conclusive).

          (b)  With respect to redemptions before April 30, 1997, pursuant to the above condition, and with respect to redemptions on or after April 30, 1997, the Series A Preferred Stock shall be redeemable at the option of the Corporation for cash, in whole or in part, at any time and from time to time, at the following redemption prices per share if redeemed during the twelve (12)-month period (or such longer initial period from the date of original issuance) ending on and including April 30 in each of the following years to the extent that the Corporation has funds legally available therefor:

Year	Redemption Price per Share of Series A Preferred	Year	Redemption Price per Share of Series A Preferred
1995	$26.50	1998	25.75
1996	26.25	1999	25.50
1997	26.00	2000	25.25

  and on and after April 30, 2001, at $25.00 per share of Series A Preferred Stock, plus accumulated and unpaid dividends, without interest.

          (c)  The Corporation shall mail written notice of redemption to each holder of record of Series A Preferred Stock to be redeemed as they appear on the stock books of the Corporation at the close of business on a date not less than thirty (30) nor more than sixty (60) calendar days prior to the date fixed for redemption, as determined by the Board of Directors. Such notice of redemption shall be sent by first class mail to the holder's address shown on the stock books of the Corporation; provide, however, that the failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for such redemption, except as to any holder to whom the Corporation failed to give proper notice or whose notice was defective. Each such notice shall specify (i) the number of shares to be redeemed from such holder, (ii) the numbers of the certificates of the shares being redeemed, (iii) the date fixed for redemption, (iv) the redemption price, (v) the place or places at which certificates may be surrendered and payment may be obtained and (vi) that dividends on the shares to be redeemed shall cease to accrue on the date fixed for such redemption.

          (d)  In the event that fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed at any time, the number of shares to be redeemed shall be determined by lot, pro rata (subject to rounding to avoid fractional shares) or by any other method as may be determined by the Board of Directors to be equitable, provided, however, that the Board of Directors may, in selecting shares of Series A Preferred Stock to be redeemed, choose to redeem all shares of Series A Preferred Stock held by holders of fewer than one hundred (100) shares of Series A Preferred Stock.

          (e)  Upon due surrender of the certificates for any shares of Series A Preferred Stock to be redeemed, such shares of Series A Preferred Stock shall be redeemed by the Corporation at the applicable redemption price plus accumulated and unpaid dividends. From and after the date fixed for redemption (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accumulated and unpaid dividends) (i) dividends shall cease to accrue on the shares of the Series A Preferred Stock called for redemption, (ii) such shares of Series A Preferred Stock shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Stock and (iii) all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, without interest) shall cease with respect to such shares. From and after any date fixed for redemption, shares of the Series A Preferred Stock redeemed by the Corporation shall, upon compliance with any applicable provisions of law, be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

          (f)    If fewer than all of the shares of Series A Preferred Stock represented by any certificate are redeemed, the Corporation will deliver to the holder (without cost to the holder) a new certificate (which shall contain such legends as were set forth on the surrendered certificate) representing any shares which were represented by the certificate that was delivered to the Corporation in connection with such redemption, but which were not redeemed. In such case, the Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of such new certificate or certificates but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of such new certificate or certificates in a name other than that in which such shares of Series A Preferred Stock were registered immediately prior to such redemption, and no such issuance or delivery shall be made unless and until the person requesting such issuance or delivery shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

          (g)  So long as the payments of any dividends (regardless of whether declared) on shares of the Series A Preferred Stock or any Parity Stock are in arrears, no shares of the Series A Preferred Stock or Parity Stock shall be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed and the Corporation may not (i) make any payment on account of or set apart payment for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any sinking or other similar fund or agreement for the purchase or other acquisition, redemption, retirement or other requirement of, or with respect to, any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock or (ii) permit any corporation or other entity controlled directly or indirectly by the Corporation to purchase or otherwise acquire or redeem, from any nonaffiliated party, any Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into Parity Stock.

        6.    Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of Junior Stock, an amount equal to Twenty-five Dollars ($25.00) per share, plus an amount equal to all accumulated and unpaid dividends on such shares of Series A Preferred Stock to the date of such liquidation, dissolution or winding up.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock and any Parity Stock are not paid in full, the holders of the Series A Preferred Stock and of such Parity Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts (including accumulated and unpaid dividends) to which they are entitled. After payment to the holders of the Series A Preferred Stock of the full preferential amount (including accumulated and unpaid dividends) provided for in this Section 6, the holders of the Series A Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation. All distributions made with respect to the Series A Preferred Stock in connection with such a liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto. Neither the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

        7.    Conversion Rights.

          (a)  Holders of outstanding shares of Series A Preferred Stock shall have the right, at their option, at any time and from time to time on or after July 11, 1994, to convert any or all of such shares into the number of shares of Common Stock of the Corporation determined by dividing Twenty-five Dollars ($25.00) for each share of Series A Preferred Stock to be converted by the then effective Conversion Price per share of Common Stock, except that if any shares of Series A Preferred Stock are called for redemption, the conversion rights pertaining to such shares shall terminate at the close of business on the date fixed for redemption (unless the Corporation defaults in the payment of the redemption price plus accumulated and unpaid dividends). No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. Stock shall be issued upon conversion of Series A Preferred Stock, but if such conversion results in a fraction, an amount shall be paid in cash by the Corporation to the converting holder equal to the same fraction of the Market Price of the Common Stock on the effective date of the conversion.

          (b)  The initial conversion price of $15.50 per share of Common Stock shall be subject to appropriate adjustment from time to time as follows (the "Conversion Price"):

              (i)  In case the Corporation shall, at any time or from time to time while any of the shares of the Series A Preferred Stock is outstanding (A) pay a dividend in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares or (C) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any shares of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned or have been entitled to receive immediately following such action had such shares of the Series A Preferred Stock been converted immediately prior thereto. An adjustment made pursuant to this Section 7(b)(i) shall become effective retroactively to immediately after the record date for determination of the shareholders entitled to receive the dividend in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision or combination.

            (ii)  In case the Corporation shall, at any time or from time to time while any of the shares of the Series A Preferred Stock is outstanding, distribute or issue rights, warrants, options or calls entitling holders of shares of Common Stock (within a forty-five (45)-day calendar period) to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) at a per share price less than the Current Market Price (as defined below) on the record date referred to below the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date of the distribution or issuance of such rights, warrants, options or calls or the record date for the determination of shareholders entitled to exercise the Rights, as the case may be, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. For the purpose of this Section 7(b)(ii), the distribution or issuance of rights, warrants, options or calls to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, warrants, options or calls to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, warrants, options or calls have not been issued when such rights, warrants, options or calls expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the distribution or issuance of such rights, warrants, options or calls been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants, options or calls. An adjustment made pursuant to this Section 7(b)(ii) shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, warrants, options or calls.

            (iii)  In case the Corporation shall, at any time or from time to time while any of the shares of the Series A Preferred Stock is outstanding, distribute to all holders of shares of Common Stock (including any distribution made in connection with a consolidation or merger in which the Corporation is the surviving corporation) evidence of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated net income or retained earnings) or rights, warrants, options or calls to subscribe for or purchase any of the same (excluding those referred to in Section 7(b)(ii)), then in each such case the Conversion Price shall be adjusted so that it shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the record date referred to below of such distribution by a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on such record date minus the fair market value (as determined in good faith by the Board of Directors) on such record date of the evidence of indebtedness or securities or assets so distributed to one share of Common Stock, and the denominator of which shall be such Current Market Price per share of the Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such distribution.

            (iv)  In addition to the foregoing adjustments, the Corporation may, but shall not be required to, make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall either not be taxable to the recipients or shall be taxable to the recipients to the minimum extent reasonable under the circumstances, as determined by the Board of Directors in its sole discretion.

            (v)  In no event shall an adjustment in the Conversion Price be required unless such adjustment would result in an increase or decrease of at least one percent (1%) in the Conversion Price then in effect; provided, however, that any such adjustments that are not made shall be carried forward and taken into account in determining whether any subsequent adjustment is required. In no event shall the Conversion Price be adjusted to an amount less than the par value of the Common Stock. Except as set forth above, the Conversion Price shall not be adjusted for the issuance of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

            (vi)  Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file with its transfer agent (or if the Corporation performs the functions of a transfer agent, with the corporate secretary) a statement signed by its chief executive officer or a vice president and by its secretary, assistant secretary or treasurer, stating the adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. As soon as practicable after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of the Series A Preferred Stock of such adjustment.

          (vii)  For purposes of this Section 7(b), the term "Current Market Price" shall mean the average of the Market Price of the Common Stock for the twenty (20) consecutive trading days commencing twenty-five (25) trading days before the date in question. All price calculations under this Section 7(b) shall be rounded to the nearest cent. All determinations of the Corporation and the Board of Directors made pursuant to this Section 7(b) shall be conclusive.

          (viii)  In the event that at any time, as a result of an adjustment made pursuant to Section 7(b)(i) above or Section 7(c) below, the holder of any shares of Series A Preferred Stock hereafter surrendered for conversion shall be entitled to receive any securities other than shares of Common Stock, thereafter, the amount of such other securities so receivable upon conversion of any shares of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly as equivalent as practicable to the provisions with respect to the Common Stock contained in Sections 7(b)(i) through 7(b)(vii) inclusive above and Section 7(c) below, and the provisions of this Section 7 with respect to the Common Stock shall apply on like terms to any such other securities.

          (c)  In cases of any consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation), or in case of any sale or transfer of substantially all of the assets of the Corporation, or in case of reclassification, capital reorganization or change of outstanding shares of Common Stock (other than combinations or subdivisions described in Section 7(b)(i)), there shall be no adjustment to the Conversion Price then in effect, but appropriate provisions shall be made so that holders of the Series A Preferred Stock shall be entitled, after the occurrence (or, if applicable, the record date) of any such event, to receive on conversion the consideration which the holder would have received had the holder converted such holder's Series A Preferred Stock to Common Stock immediately prior to the occurrence of the event and had such holder, if applicable, elected to receive the consideration in the form and manner elected by the plurality of the electing holders of Common Stock. In any such event, effective provisions shall be made to ensure that the holders of the Series A Preferred Stock shall receive the consideration that they are entitled to receive pursuant to the provisions hereof, and in particular, as a condition to any consolidation or merger in which the holders of securities into which the Series A Preferred Stock is then convertible are entitled to receive equity securities of another corporation, such other corporation shall expressly assume the obligation to deliver, upon conversion of the Series A Preferred Stock, such equity securities as the holders of the Series A Preferred Stock shall be entitled to receive pursuant to the provisions hereof.

          (d)  The holders of shares of Series A Preferred Stock as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof or the Corporation's default on payment of the dividend due on such Dividend Payment Date; provided, however, that holders of shares of Series A Preferred Stock subject to redemption on a redemption date after such Record Date and before such Dividend Payment Date shall not be entitled under this provision to receive such dividend on such Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for conversion during the period after any dividend payment Record Date and before the corresponding Dividend Payment Date (except shares subject to redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Holders of Series A Preferred Stock as they appear on the stock books of the Corporation at the close of business on a dividend payment Record Date who (or whose transferees) convert shares of Series A Preferred Stock on a Dividend Payment Date shall be entitled to receive the dividend payable on such Series A Preferred Stock by the Corporation on such Dividend Payment Date, and the converting holders need not include payment in the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends (whether or not accumulated and in arrears) on converted shares or for dividends on the shares of Common Stock issuable upon such conversion.

          (e)  Each conversion of shares of Series A Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer such shares to the Corporation free of any adverse claims (the "Converting Shares") at the principal executive office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of the Series A Preferred Stock) at any time during its respective usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into such number of shares of Common Stock into which such shares may be converted (the "Converted Shares"). Such notice shall also state the name or names (with addresses and federal taxpayer identification numbers) and denominations in which the certificate or certificates for the Converted Shares are to be issued, shall include instructions for the delivery thereof and shall include such other information as the Corporation or its agents may reasonably request. Promptly after such surrender and the receipt of such written notice and the receipt of any required transfer documents and payments representing dividends as described above, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting holder (without cost to the holder) a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any share which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted.

          (f)    Such conversion, to the extent permitted by applicable law, shall be deemed to have been effected at the close of business on the date on which such certificate or certificates shall have been surrendered and such notice and any required transfer documents and payments representing dividends shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance herewith, such Converted Shares shall be deemed to be fully paid and nonassessable. From and after the effectiveness of any such conversion, shares of the Series A Preferred Stock so converted shall, upon compliance with applicable law, be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

          (g)  Notwithstanding any provision herein to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Series A Preferred Stock into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation be liable to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

          (h)  The Corporation will pay any and all stamp, transfer or other similar taxes that may be payable in respect of the issuance or delivery of Common Stock received upon conversion of the shares of Series A Preferred Stock, but shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Stock in a name other than that in which such shares of Series A Preferred Stock were registered and no such issuance or delivery shall be made unless and until the person requesting such conversion shall have paid to the Corporation the amount of any and all such taxes or shall have established to the satisfaction of the Corporation that such taxes have been paid in full.

          (i)    The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock or other securities as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of such shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

        8.    No Other Rights.    The shares of Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth herein, in the Restated Articles of Incorporation or as otherwise required by applicable law.

        9.    Rules and Regulations.    The Board of Directors shall have the right and authority from time to time to prescribe rules and regulations as it may determine to be necessary or advisable in its sole discretion for the administration of the Series A Preferred Stock in accordance with the foregoing provisions and applicable law.

        C.    The foregoing amendments to the Restated Articles of Incorporation of the Corporation were duly adopted pursuant to the Washington Business Corporation Act at a meeting of the Board of Directors of the Corporation held on February 23, 1994. Pursuant to the Washington Business Corporation Act and the Corporation's Restated Articles of Incorporation, no shareholder action was required to effect these amendments.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment of Restated Articles of Incorporation to be executed in duplicate as of May 2, 1994.

STERLING FINANCIAL CORPORATION
By
Attest:		/s/ HAROLD B. GILKEY Harold B. Gilkey, Chairman and Chief Executive Officer
/s/ NED M. BARNES Ned M. Barnes, Secretary

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  Exhibit 3.2